Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the Agreement”) is made and entered into as of April 2, 2008 (the “Effective Date”) by and between LAKE SHORE BANCORP INC., a federally-chartered corporation having an office at 125 East 4th Street, Dunkirk, New York 14048 (the “Company”) and DAVID C. MANCUSO, an individual residing at 50 Lafayette Avenue, Dunkirk, New York 14048 (the “Executive”).

INTRODUCTORY STATEMENT

LAKE SHORE SAVINGS BANK, a federally-chartered savings bank having an office at 128 East 4th Street, Dunkirk, New York 14048 (the “Bank) has reorganized from a New York-chartered mutual savings and loan association to a federally-chartered stock savings bank and has become a wholly-owned subsidiary of the Company, a mid-tier stock holding company, which is majority owned by LAKE SHORE, MHC, a mutual holding company (the “Reorganization”). In connection with the Reorganization, certain shares of the Company’s common stock were sold in an initial public stock offering. The Executive has served the Bank in an executive capacity for many years and is familiar with the Bank’s operations.

The Board of Directors of the Company has concluded that it is in the best interests of the Company and their prospective shareholders to secure a continuity in management following the Reorganization. They also consider it desirable to establish a working environment for the Executive which minimizes the personal distractions that might result from possible business combinations in which the Company might be involved. For these reasons, the Board of Directors of the Company has decided to offer to enter into a contract with the Executive for his future services. The Executive has accepted this offer.

The terms and conditions which the Company and the Executive have agreed to are as follows.

AGREEMENT

Section 1. Employment.

The Company hereby continues to employ the Executive, and the Executive hereby accepts such continued employment, during the period and upon the terms and conditions set forth in this Agreement.

Section 2. Employment Period; Remaining Unexpired Employment Period.

(a) The Company shall employ the Executive during an initial period of three (3) years beginning on April 2, 2008 (the “Employment Commencement Date”) and ending on the day before the third (3rd) anniversary of the Employment Commencement Date, and during the period of any additional extensions described in section 2(b) (the “Employment Period).

(b) The Board of Directors of the Company shall conduct an annual review of the Executive’s performance on or about each anniversary of the Employment Commencement Date (each, an “Anniversary Date”) and may, on the basis of such review and by written notice to the Executive, offer to extend the Employment Period through the day before the third (3rd) anniversary of the relevant Anniversary Date. In such event, the Employment Period shall be deemed extended in the absence of objection from the Executive by written notice to the Company given within ten (10) business days after his receipt of the Company’s offer of extension.

(c) Except as otherwise expressly provided in this Agreement, any reference in this Agreement to the term “Remaining Unexpired Employment Period as of any date shall mean the period beginning on such date and ending on the day before the third (3rd) anniversary of the Employment Commencement Date or, if later, on the day before the third (3rd) anniversary of the last Anniversary Date as of which the Employment Period was extended pursuant to section 2(b).

(d) Nothing in this Agreement shall be deemed to prohibit the Company from terminating the Executive’s employment before the end of the Employment Period with or without notice for any reason. This Agreement shall determine the relative rights and obligations of the Company and the Executive in the event of any such termination. In addition, nothing in this Agreement shall require the termination of the Executive’s employment at the expiration of the Employment Period. Any continuation of the Executive’s employment beyond the expiration of the Employment Period shall be on an “at-will” basis unless the Company and the Executive agree otherwise.

Section 3. Duties.

The Executive shall serve as Chief Executive Officer and President of the Company, having such power, authority and responsibility and performing such duties as are prescribed by or under the Company’s By-Laws and as are customarily associated with such positions. The Executive shall devote his full business time and attention (other than during weekends, holidays, approved vacation periods, and periods of illness or approved leaves of absence) to the business and affairs of the Company and shall use his best efforts to advance their respective best interests.

Section 4. Cash Compensation.

In consideration for the services to be rendered by the Executive hereunder, the Company shall pay to him a salary at an initial annual rate of TWO HUNDRED FIFTY FIVE THOUSAND DOLLARS ($255,000), payable in approximately equal installments in accordance with their respective customary payroll practices for senior officers. The Company’s Board of Directors shall review the Executive’s annual rate of salary at such times during the Employment Period as it deems appropriate, but not less frequently than once every twelve (12) months, and may, at its discretion, approve a salary increase. In addition to salary, the Executive may receive other cash compensation from the Company for services hereunder at such times, in such amounts and on such terms and conditions as the Board of Directors of the Company may determine.

Section 5. Employee Benefit Plans and Programs.

During the Employment Period, the Executive shall be treated as an employee of the Company and shall be entitled to participate in and receive benefits under any and all qualified or non-qualified retirement, pension, savings, profit-sharing or stock bonus plans, any and all group life, health (including hospitalization, medical and major medical), dental, accident and long-term disability insurance plans, and any other employee benefit and compensation plans (including, but not limited to, any incentive compensation plans or programs, stock option and appreciation rights plans and restricted stock plans) as may from time to time be maintained by, or cover employees of, the Company, in accordance with the terms and conditions of such employee benefit plans and programs and compensation plans and programs and consistent with the Company’s customary practices.

Section 6. Indemnification and Insurance.

(a) To the maximum extent permitted under applicable law, during the Employment Period and for a period of six (6) years thereafter, the Company shall cause the Executive to be covered by and named as an insured under any policy or contract of insurance obtained by them to insure their directors and officers against personal liability for acts or omissions in connection with service as an officer or director of the Company or the Bank or service in other capacities at their request, provided, however, that any indemnification provided under this Agreement shall be subject to any applicable Office of Thrift Supervision (“OTS”) indemnification rules. The coverage provided to the Executive pursuant to this section 6 shall be of the same scope and on the same terms and conditions as the coverage (if any) provided to other officers or directors of the Company.

(b) To the maximum extent permitted under applicable law, during the Employment Period and for a period of six (6) years thereafter, the Company shall indemnify the Executive against and hold him harmless from any costs, damages, losses and exposures arising out of a bona fide action, suit or proceeding in which he may be involved by reason of his having been a director or officer of the Company to the fullest extent and on the most favorable terms and conditions that similar indemnification is offered to any director or officer of the Company or any subsidiary or affiliate thereof, provided, however, that any indemnification provided under this Agreement shall be subject to any applicable OTS indemnification rules.

(c) The Executive, the Company and the Bank agree that the termination benefits described in this Section 6 are intended to be exempt from Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”) pursuant to Treasury Regulation Section 1.409A-l(b)(10) as certain indemnification and liability insurance plans.

Section 7. Outside Activities.

The Executive may serve as a member of the boards of directors of such business, community and charitable organizations as he may disclose to and as may be approved by the Board of Directors of the Company (which approval shall not be unseasonably withheld); provided, however, that such service shall not materially interfere with the performance of his duties under this Agreement nor shall it violate any applicable laws or regulations. The Executive may also engage in personal business and investment activities which do not materially interfere with the performance of his duties hereunder; provided, however, that such activities are not prohibited under any code of conduct or investment or securities trading policy established by the Company and generally applicable to all similarly situated executives and that such activities are not prohibited by any applicable laws or regulations.

Section 8. Working Facilities and Expenses.

The Executive’s principal place of employment shall be at the Company’s executive offices at the address first above written, or at such other location as the Company and the Executive may mutually agree upon. The Company shall provide the Executive at his principal place of employment with a private office, secretarial services and other support services and facilities suitable to his positions with the Company and necessary or appropriate in connection with the performance of his assigned duties under this Agreement. The Company shall reimburse the Executive for his ordinary and necessary business expenses, including, without limitation, fees for memberships in such clubs and organizations that are necessary and appropriate for business purposes as mutually agreed by the Company and the Executive, and his travel and entertainment expenses incurred in connection with the performance of his duties under this Agreement, in each case only if such expenses are presented and approved in accordance with the Company’s business reimbursement policy then in effect.

Section 9. Termination Due to Death.

The Executive’s employment with the Company shall terminate, automatically and without any further action on the part of any party to this Agreement, on the date of the Executive’s death. In such event:

(a) The Company shall pay to the Executive’s estate his earned but unpaid compensation (including, without limitation, salary and all other items which constitute wages under applicable law) as of the date of his termination of employment as defined in Treasury Regulation Section 1.409A-l(h)(l)(ii). This payment shall be made at the time and in the manner prescribed by law applicable to the payment of wages but in no event later than thirty (30) days after the date of the Executive’s termination of employment.

(b) The Company shall provide the benefits, if any, due to the Executive’s estate, surviving dependents or his designated beneficiaries under the employee benefit plans and programs and compensation plans and programs maintained for the benefit of the officers and employees of the Company. The time and manner of payment or other delivery of these benefits and the recipients of such benefits shall be determined according to the terms and conditions of the applicable plans and programs.

The payments and benefits described in sections 9(a) and (b) shall be referred to in this Agreement as the “Standard Termination Entitlements.”

Section 10. Termination Due to Disability.

The Company may terminate the Executive’s employment upon a determination, by vote of a majority of the members of the Board of Directors of the Company, acting in reliance on the written advice of a medical professional acceptable to them, that the Executive is suffering from a physical or mental impairment which, at the date of the determination, has prevented the Executive from performing his assigned duties on a substantially full-time basis for a period of at least one hundred and eighty (180) days during the period of one (1) year ending with the date of the determination or is likely to result in death or prevent the Executive from performing his assigned duties on a substantially full-time basis for a period of at least one hundred and eighty (180) days during the period of one (1) year beginning with the date of the determination. In such event:

(a) The Company shall pay and deliver to the Executive (or in the event of his death before payment, to his estate and surviving dependents and beneficiaries, as applicable) the Standard Termination Entitlements within the timeframes contained in section 9.

(b) In addition to the Standard Termination Entitlements, the Company shall continue to pay the Executive his base salary, at the annual rate in effect for him immediately prior to the termination of his employment, during a period ending on the earliest of: (i) the expiration of one hundred and eighty (180) days after the date of termination of his employment; (ii) the date on which long-term disability insurance benefits are first payable to him under any long-term disability insurance plan covering employees of the Company (the “LTD Eligibility Date”); (iii) the date of his death; and (iv) the expiration of the Remaining Unexpired Employment Period (the “Initial Continuation Period). If the end of the Initial Continuation Period is neither the LTD Eligibility Date nor the date of his death, the Company shall continue to pay the Executive his base salary, at an annual rate equal to sixty percent (60%) of the annual rate in effect for him immediately prior to the termination of his employment, during an additional period ending on the earliest of the LTD Eligibility Date, the date of his death and the expiration of the Remaining Unexpired Employment Period.

A termination of employment due to disability under this section 10 shall be effected by notice of termination given to the Executive by the Company and shall take effect on the later of the effective date of termination specified in such notice or the date on which the notice of termination is deemed given to the Executive.

Section 11. Discharge with Cause.

(a) The Company may terminate the Executive’s employment during the Employment Period, and such termination shall be deemed to have occurred with “Cause”, only if:

(i) The Board of Directors of the Company, by majority vote of their entire membership, determine that the Executive should be discharged because of personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease and desist order, or any material breach of this Agreement; and

(ii) at least forty-five (45) days prior to the votes contemplated by section 1 l(a)(i), the Company has provided the Executive with notice of its intent to discharge the Executive for Cause, detailing with particularity the facts and circumstances which are alleged to constitute Cause (the “Notice of Intent to Discharge”); and

(iii) after the giving of the Notice of Intent to Discharge and before the taking of the votes contemplated by section 11(a)(i), the Executive (together with his legal counsel, if he so desires) is afforded a reasonable opportunity to make both written and oral presentations before the Board of Directors of the Company for the purpose of refuting the alleged grounds for Cause for his discharge; and

(iv) after the votes contemplated by section 11(a)(i), the Company have furnished to the Executive a notice of termination which shall specify the effective date of his termination of employment (which shall in no event be earlier than the date on which such notice is deemed given) and include a copy of a resolution or resolutions adopted by the Board of Directors of the Company, certified by its corporate secretary and signed by each member of the Board of Directors voting in favor of adoption of the resolution(s), authorizing the termination of the Executive’s employment with Cause and stating with particularity the facts and circumstances found to constitute Cause for his discharge (the “Final Discharge Notice”).

(b) If the Executive is discharged during the Employment Period with Cause, the Company shall pay and provide to him (or, in the event of his death, to his estate, his surviving beneficiaries and his dependents) the Standard Termination Entitlements only, within the timeframes contained in section 9. Following the giving of a Notice of Intent to Discharge, the Company shall temporarily suspend the Executive’s duties and authority and, in such event, shall also suspend the payment of salary and other cash compensation, but not the Executive’s participation in retirement, insurance and other employee benefit plans. If the Executive is not discharged, or is discharged without Cause, within forty-five (45) days after the giving of a Notice of Intent to Discharge, payments of salary and cash compensation shall resume, and all payments withheld during the period of suspension shall be promptly restored. If the Executive is discharged with Cause not later than forty-five (45) days after the giving of the Notice of Intent to Discharge, all payments withheld during the period of suspension shall be deemed forfeited and shall not be included in the Standard Termination Entitlements. If the Company does not give a Final Discharge Notice to the Executive within ninety (90) days after giving a Notice of Intent to Discharge, the Notice of Intent to Discharge shall be deemed withdrawn and any future action to discharge the Executive with Cause shall require the giving of a new Notice of Intent to Discharge.

Section 12. Discharge without Cause.

The Company may discharge the Executive at any time during the Employment Period and, unless such discharge constitutes a discharge with Cause:

(a) The Company shall pay and deliver to the Executive (or in the event of his death before payment, to his estate and surviving dependents and beneficiaries, as applicable) the Standard Termination Entitlements within the timeframes contained in section 9.

(b) During the Remaining Unexpired Employment Period, the Company shall provide for the Executive and his dependents continued group life, health (including hospitalization, medical and major medical), dental, accident and long-term disability insurance benefits on substantially the same terms and conditions (including any required premium-sharing arrangements, co-payments and deductibles) in effect for similarly situated employees of the Company. The coverage provided under this section 12(b) may, at the election of the Company, be secondary to the coverage provided as part of the Standard Termination Entitlements and to any employer-paid coverage provided by a subsequent employer or through Medicare, with the result that benefits under the other coverages will offset the coverage required by this section 12(b).

(c) The Company shall make a lump sum payment to the Executive (or, in the event of his death before payment, to his estate), in an amount equal to the value of the salary, bonus, short-term and long-term cash compensation that the Executive received in the calendar year preceding that in which the termination of employment with the Company occurs divided by twelve (12) and then multiplied by the number of months remaining in the Remaining Unexpired Employment Period to compensate the Executive for the payments the Executive would have received during the Remaining Unexpired Employment Period. Such lump sum shall be paid in lieu of all other payments of salary, bonus, short-term and long-term cash compensation provided for under this Agreement in respect of the period following any such termination. Such payment shall be made (without discounting for early payment) within thirty (30) days following the Executive’s termination of employment.

The payments and benefits described in sections 12(b) and 12(c) are referred to in this Agreement as the “Additional Termination Entitlements”.

Section 13. Resignation.

(a) The Executive may resign from his employment with the Company at any time. A resignation under this section 13 shall be effected by notice of resignation given by the Executive to the Company and shall take effect on the later of the effective date of termination specified in such notice or the date on which the notice of termination is deemed given by the Executive. The Executive’s resignation of any of the positions within the Bank or the Company to which he has been assigned shall be deemed a resignation from all such positions.

(b) The Executive’s resignation shall be deemed to be for “Good Reason” if the effective date of resignation occurs within ninety (90) days after any of the following:

(i) the failure of the Company (whether by act or omission of its Board of Directors, or otherwise) to appoint or re-appoint or elect or re-elect the Executive to the position(s) with the Company, specified in section 3 of this Agreement;

(ii) any reduction of the Executive’s rate of base salary in effect from time to time, whether or not material, or any failure (other than due to reasonable administrative error that is cured promptly upon notice) to pay any portion of the Executive’s compensation as and when due;

(iii) any material breach by the Company of any material term, condition or covenant contained in this Agreement; provided that the Executive shall have given notice of such material adverse effect to the Company, and the Company has not fully cured such failure within thirty (30) days after such notice is deemed given; or

(iv) a change in the Executive’s principal place of employment to a place that is not the principal executive office of the Company, or a relocation of the Company’s principal executive office to a location that is both more than one-hundred (100) miles away from the Executive’s principal residence and more than one-hundred (100) miles away from the location of the Company’s principal executive office on the date of this Agreement.

In all other cases, a resignation by the Executive shall be deemed to be without Good Reason.

(c) In the event of the Executive’s resignation before the expiration of the Employment Period, the Company shall pay and deliver the Standard Termination Entitlements within the timeframes contained in section 9. In addition, if the Executive’s resignation is deemed to be a resignation with Good Reason, the Company shall also pay and deliver the Additional Termination Entitlements within the timeframes contained in section 12.

Section 14. Terms and Conditions of the Additional Termination Entitlements.

The Company and the Executive hereby stipulate that the damages which may be incurred by the Executive following any termination of employment are not capable of accurate measurement as of the date first above written and that the Additional Termination Entitlements constitute reasonable damages under the circumstances and shall be payable without any requirement of proof of actual damage and without regard to the Executive’s efforts, if any, to mitigate damages. The Company and the Executive further agree that the Company may condition the payment and delivery of the Additional Termination Entitlements on (i) the receipt of the Executive’s resignation from any and all positions which he holds as an officer, director or committee member with respect to the Company, the Bank or any subsidiary or affiliate of either of them and (ii) a release of the Company and its officers, directors, shareholders, subsidiaries and affiliates, in form and substance satisfactory to the Company, of any liability to the Executive, whether for compensation or damages, in connection with his employment with the Company and the termination of such employment except for the Standard Termination Entitlements and the Additional Termination Entitlements.

Section 15. Termination Upon or Following a Change of Control.

(a) A “Change of Control” shall be deemed to have occurred upon the happening of any of the following events:

(i) the consummation of a reorganization, merger or consolidation of the Company with one (1) or more other persons, other than a transaction following which:

(A) at least 51% of the equity ownership interests of the entity resulting from such transaction are beneficially owned (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (“Exchange Act”)) in substantially the same relative proportions by persons who, immediately prior to such transaction, beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) at least 51% of the outstanding equity ownership interests in the Company; and

(B) at least 51% of the securities entitled to vote generally in the election of directors of the entity resulting from such transaction are beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) in substantially the same relative proportions by persons who, immediately prior to such transaction, beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) at least 51% of the securities entitled to vote generally in the election of directors of the Company;

(ii) the acquisition of all or substantially all of the assets of the Company or beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% or more of the outstanding securities of the Company entitled to vote generally in the election of directors by any person or by any persons acting in concert;

(iii) a complete liquidation or dissolution of the Company;

(iv) the occurrence of any event if, immediately following such event, at least 50% of the members of the Board of Directors of the Company do not belong to any of the following groups:

(A) individuals who were members of the Board of Directors of the Company on the date of this Agreement; or

(B) individuals who first became members of the Board of Directors of the Company after the date of this Agreement either:

(1) upon election to serve as a member of the Board of Directors of the Company by affirmative vote of three-quarters of the members of such board, or of a nominating committee thereof, in office at the time of such first election; or

(2) upon election by the shareholders of the Board of Directors of the Company to serve as a member of such board, but only if nominated for election by affirmative vote of three-quarters of the members of the Board of Directors of the Company, or of a nominating committee thereof, in office at the time of such first nomination;

provided, however, that such individual’s election or nomination did not result from an actual or threatened election contest or other actual or threatened solicitation of proxies or consents other than by or on behalf of the Board of Directors of the Company; provided, however, that this section 15(a)(iv) shall only apply if the Company is not majority owned by Lake Shore, MHC; or

(v) any event which would be described in section 15(a)(i), (ii), (iii) or (iv) if the term “Bank were substituted for the term “Company” therein.

In no event, however, shall a Change of Control be deemed to have occurred as a result of (i) any acquisition of securities or assets of the Company, the Bank, or a subsidiary of either of them, by the Company, the Bank, or any subsidiary of either of them, or by any employee benefit plan maintained by any of them or (ii) the conversion of Lake Shore, MHC to a stock form company and the issuance of additional shares of the Company in connection therewith. For purposes of this section 15(a), the term “person” shall have the meaning assigned to it under Sections 13(d)(3) or 14(d)(2) of the Exchange Act.

(b) For purposes of this Agreement, a “Pending Change of Control” shall mean: (i) the signing of a definitive agreement for a transaction which, if consummated, would result in a Change of Control; (ii) the commencement of a tender offer which, if successful, would result in a Change of Control; or (iii) the circulation of a proxy statement seeking proxies in opposition to management in an election contest which, if successful, would result in a Change of Control.

(c) Notwithstanding anything in this Agreement to the contrary, for purposes of computing the Additional Termination Entitlements due upon a termination of employment that occurs, or is deemed to have occurred, after a Change of Control, the Remaining Unexpired Employment Period shall be deemed to be three (3) full years.

Section 16. Covenant Not To Compete.

The Executive hereby covenants and agrees that, in the event of his termination of employment with the Company prior to the expiration of the Employment Period, for a period of three (3) years following the date of his termination of employment with the Company, he shall not, without the written consent of the Company, become an officer, employee, consultant, director or trustee of any savings bank, savings and loan association, savings and loan holding company, bank or bank holding company, any other entity engaged in the business of accepting deposits or making loans or any direct or indirect subsidiary or affiliate of any such entity, that entails working within the State of New York or any city or county in any other state in which the Company or the Bank maintains an office; provided, however, that this section 16 shall not apply if the Executive is entitled to the Additional Termination Entitlements due to a Change of Control or after a Pending Change of Control.

Section 17. Confidentiality.

Unless he obtains the prior written consent of the Company, the Executive shall keep confidential and shall refrain from using for the benefit of himself, or any person or entity other than the Company or any entity which is a subsidiary of the Company or of which the Company is a subsidiary, any material document or information obtained from the Company, or from its parent or subsidiaries, in the course of his employment with any of them concerning their properties, operations or business (unless such document or information is readily ascertainable from public or published information or trade sources or has otherwise been made available to the public through no fault of his own) until the same ceases to be material (or becomes so ascertainable or available); provided, however, that nothing in this section 17 shall prevent the Executive, with or without the Company’s consent, from participating in or disclosing documents or information in connection with any judicial or administrative investigation, inquiry or proceeding to the extent that such participation or disclosure is required under applicable law.

Section 18. Solicitation.

The Executive hereby covenants and agrees that, for a period of three (3) years following his termination of employment with the Company or the Bank, he shall not, without the written consent of the Company, either directly or indirectly:

(a) solicit, offer employment to, or take any other action intended, or that a reasonable person acting in like circumstances would expect, to have the effect of causing any officer or employee of the Company, the Bank or any of their respective subsidiaries or affiliates to terminate his or her employment and accept employment or become affiliated with, or provide services for compensation in any capacity whatsoever to, any savings bank, savings and loan association, bank, bank holding company, savings and loan holding company, or other institution engaged in the business of accepting deposits, making loans or doing business within the counties specified in section 16;

(b) provide any information, advice or recommendation with respect to any such officer or employee of any savings bank, savings and loan association, bank, bank holding company, savings and loan holding company, or other institution engaged in the business of accepting deposits, making loans or doing business within the counties specified in section 16; that is intended, or that a reasonable person acting in like circumstances would expect, to have the effect of causing any officer or employee of the Company, the Bank, or any of their respective subsidiaries or affiliates to terminate his employment and accept employment or become affiliated with, or provide services for compensation in any capacity whatsoever to, any savings bank, savings and loan association, bank, bank holding company, savings and loan holding company, or other institution engaged in the business of accepting deposits, making loans or doing business within the counties specified in section 16;

(c) solicit, provide any information, advice or recommendation or take any other action intended, or that a reasonable person acting in like circumstances would expect, to have the effect of causing any customer of the Company or the Bank to terminate an existing business or commercial relationship with the Company or the Bank;

provided however, that this section 18 shall not apply if the Executive is entitled to the Additional Termination Entitlements due to a Change of Control or after a Pending Change of Control.

Section 19. No Effect on Employee Benefit Plans or Programs.

The termination of the Executive’s employment during the term of this Agreement or thereafter, whether by the Company or by the Executive, shall have no effect on the rights and obligations of the parties hereto under the Company’s or the Bank’s qualified or non-qualified retirement, pension, savings, thrift, profit-sharing or stock bonus plans, group life, health (including hospitalization, medical and major medical), dental, accident and long term disability insurance plans or such other employee benefit plans or programs, or compensation plans or programs, as may be maintained by, or cover employees of, the Company or the Bank from time to time; provided, however, that nothing in this Agreement shall be deemed to duplicate any compensation or benefits provided under any agreement, plan or program covering the Executive to which the Company is a pasty and any duplicative amount payable under any such agreement, plan or program shall be applied as an offset to reduce the amounts otherwise payable hereunder.

Section 20. Successors and Assigns.

This Agreement will inure to the benefit of and be binding upon the Executive, his legal representatives and testate or intestate distributees, and the Company and their respective successors and assigns, including any successor by merger or consolidation or a statutory receiver or any other person or firm or corporation to which all or substantially all of the assets and business of the Company may be sold or otherwise transferred. Failure of the Company to obtain from any successor its express written assumption of the Company’s obligations hereunder at least sixty (60) days in advance of the scheduled effective date of any such succession shall be deemed a material breach of this Agreement.

Section 21. Notices.

Any communication required or permitted to be given under this Agreement, including any notice, direction, designation, consent, instruction, objection or waiver, shall be in writing and shall be deemed to have been given at such time as it is delivered personally, or five (5) days after mailing if mailed, postage prepaid, by registered or certified mail, return receipt requested, addressed to such party at the address listed below or at such other address as one (I) such party may by written notice specify to the other party:

If to the Executive:

David C. Mancuso

50 Lafayette Avenue

Dunkirk, New York 14048

If to the Company:

Lake Shore Bancorp, Inc.

125 East 4th Street

Dunkirk, New York 14048

Attention:	Chairman, Compensation Committee
of the Board of Directors

Section 22. Waiver.

Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant, or condition. A waiver of any provision of this Agreement must be made in writing, designated as a waiver, and signed by the party against whom its enforcement is sought. Any waiver or relinquishment of any right or power hereunder at any one (I) or more times shall not be deemed a waiver or relinquishment of such right or power at any other time or times.

Section 23. Counterparts.

This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

Section 24. Governing Law.

This Agreement shall be governed by and construed and enforced in accordance with the federal laws of the United States and, to the extent that federal law is inapplicable, in accordance with the laws of the State of New York applicable to contracts entered into and to be performed entirely within the State of New York.

Section 25. Headings and Construction.

The headings of sections in this Agreement are for convenience of reference only and are not intended to qualify the meaning of any section. Any reference to a section number shall refer to a section of this Agreement, unless otherwise stated.

Section 26. Entire Agreement; Modifications.

This instrument contains the entire agreement of the parties relating to the subject matter hereof, and supersedes in its entirety any and all prior agreements, understandings or representations relating to the subject matter hereof. No modifications of this Agreement shall be valid unless made in writing and signed by the parties hereto. Notwithstanding the preceding sentence, this Agreement shall be construed and administered in such manner as shall be necessary to effect compliance with Section 409A and shall be subject to amendment in the future, in such manner as the Company and the Bank may deem necessary or appropriate to effect such compliance; provided that any such amendment shall preserve for the Executive the benefit originally afforded pursuant to this Agreement.

Section 27. Non-duplication.

In the event that the Executive shall perform services for the Bank or any other direct or indirect subsidiary or affiliate of the Company or the Bank, any compensation or benefits provided to the Executive by such other employer shall be applied to offset the obligations of the Company hereunder, it being intended that this Agreement set forth the aggregate compensation and benefits payable to the Executive for all services to the Company and all of its respective direct or indirect subsidiaries and affiliates.

Section 28. Survival.

The provisions of sections 6, 16, 17, 18 and 19 shall survive the expiration of the Employment Period or termination of the Agreement.

Section 29. Indemnification for Attorneys’ Fees.

The Company shall indemnify, hold harmless and defend Executive against reasonable costs, including legal fees, incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved, as a result of his efforts, in good faith, to defend or enforce the terms of this Agreement; provided, however, that Executive shall have substantially prevailed on the merits pursuant to a judgment, decree or order of a court of competent jurisdiction or of an arbitrator in an arbitration proceeding, provided, however, that any indemnification provided under this Agreement shall be subject to any applicable OTS indemnification rules. The determination whether the Executive shall have substantially prevailed on the merits and is therefore entitled to such indemnification, shall be made by the court or arbitrator, as applicable. In the event of a settlement pursuant to a settlement agreement, any indemnification payment under this section 29 shall be made only after a determination by the members of the Board (other than the Executive and any other member of the Board to which the Executive is related by blood or marriage) that the Executive has acted in good faith and that such indemnification payment is in the best interests of the Company.

Section 30. Required Regulatory Provisions

The following provisions are included for the purposes of complying with various laws, rules and regulations applicable to the Company:

(a) Notwithstanding anything herein contained to the contrary, in no event shall the aggregate amount of compensation payable to the Executive under section 12(b) hereof exceed three (3) times the Executive’s average annual compensation (within the meaning of OTS Regulatory Bulletin 27a or any successor thereto) for the last five (5) consecutive calendar years to end prior to his termination of employment with the Company (or for his entire period of employment with the Company if less than five (5) calendar years). The compensation payable to the Executive hereunder shall be further reduced (but not below zero) if such reduction would avoid the assessment of excise taxes on excess parachute payments (within the meaning of Section 280G of the Code).

(b) Notwithstanding anything herein contained to the contrary, any payments to the Executive by the Company, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act (“FDI Act”), 12 U.S.C. 5 1828(k), and any regulations promulgated thereunder.

(c) Notwithstanding anything herein contained to the contrary, if the Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the affairs of the Company pursuant to a notice served under Section 8(e)(3) or 8(g)(l) of the FDI Act, 12 U.S.C. §1818(e)(3) or 1818(g)(l), the Company’s obligations under this Agreement shall be suspended as of the date of service of such notice, unless stayed by appropriate proceedings. If the charges in such notice are dismissed, the Company, in its discretion, may (i) pay to the Executive all or part of the compensation withheld while the Company’s obligations hereunder were suspended and (ii) reinstate, in whole or in part, any of the obligations which were suspended.

(d) Notwithstanding anything herein contained to the contrary, if the Executive is removed and/or permanently prohibited from participating in the conduct of the Company’s affairs by an order issued under Section 8(e)(4) or 8(g)(l) of the FDI Act, 12 U.S.C. §1818(e)(4) or (g)(l), all prospective obligations of the Company under this Agreement shall terminate as of the effective date of the order, but vested rights and obligations of the Company and the Executive shall not be affected.

(e) Notwithstanding anything herein contained to the contrary, if the Company is in default (within the meaning of Section 3(x)(1) of the FDI Act, 12 U.S.C. § 1813(x)(1), all prospective obligations of the Company under this Agreement shall terminate as of the date of default, but vested rights and obligations of the Company and the Executive shall not be affected.

(f) Notwithstanding anything herein contained to the contrary, all prospective obligations of the Company hereunder shall be terminated, except to the extent that a continuation of this Agreement is necessary for the continued operation of the Company: (i) by the Director of the OTS or his designee or the Federal Deposit Insurance Corporation (“FDIC”), at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Company under the authority contained in Section 13(c) of the FDI Act, 12 U.S.C. §1823(c); (ii) by the Director of the OTS or his designee at the time such Director or designee approves a supervisory merger to resolve problems related to the operation of the Company or when the Company is determined by such Director to be in an unsafe or unsound condition. The vested rights and obligations of the parties shall not be affected.

If and to the extent that any of the foregoing provisions shall cease to be required or by applicable law, rule or regulation, the same shall become inoperative as though eliminated by formal amendment of this Agreement.

Section 31. Guarantee; Non-Duplication.

The Company hereby agrees to guarantee the payment by the Bank of any benefits and compensation to which the Executive is or may be entitled to under the terms and conditions of the employment agreement of even date herewith between the Bank and the Executive. In the event that the Executive shall perform services for the Bank or any other direct or indirect subsidiary of the Company, any compensation or benefits provided to the Executive by such other employer shall be applied to offset the obligations of the Company hereunder, it being intended that this Agreement set forth the aggregate compensation and benefits payable to the Executive for all services to the Company and all of its direct or indirect subsidiaries.

Section 32. Payments to Specified Employees.

Notwithstanding anything in this Agreement to the contrary, if at the time of Executive’s “separation from service” (within the meaning of Section 409A and Treas. Reg. §1.409A-1(h)), the Executive is a “specified employee” (within the meaning of Section 409A and Treas. Reg. §1.409A-1(i)(1)), the Bank will not pay or provide any “Specified Benefits” (as defined herein) until after the end of the sixth calendar month beginning after the Executive’s separation from service (the “409A Suspension Period”); provided, however, that to the extent the 409A Suspension Period is imposed as a result of a Change of Control as defined in section 15(a), the resulting Specified Benefits shall be paid into a rabbi trust for the benefit of the Executive as if the 409A Suspension Period was not imposed with such amounts then being distributed to the Executive within fourteen (14) days after the 409A Suspension Period ends. For purposes of this Agreement, “Specified Benefits” are any amounts or benefits that would be subject to taxation under Section 409A if the Bank or the Company were to pay them, pursuant to this Agreement, on account of the Executive’s separation from service (and without the delay contemplated by this paragraph).

Section 33. Involuntary Termination Payments to Employees (Safe Harbor).

To the extent allowable under Section 409A, in the event a payment is made to an employee upon an involuntary termination of employment, as deemed pursuant to this Agreement, such payment will not be subject to Section 409A provided that such payment does not exceed two (2) times the lesser of (i) the sum of the Executive’s annualized compensation based on the taxable year immediately preceding the year in which termination of employment occurs or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which the Executive terminates service

(the “Safe Harbor Amount”). However, if such payment exceeds the Safe Harbor Amount, only the amount in excess of the Safe Harbor Amount will be subject to Section 409A. In addition, if such Executive is considered a specified employee, such payment in excess of the Safe Harbor Amount will have its timing delayed and will be subject to the 409A Suspension Period as provided in section 32 of this Agreement.

IN WITNESS WHEREOF the Company has caused this Agreement to be executed and the Executive has hereunto set his hand, all as of the day and year first above written.

/s/ David C. Mancuso
DAVID C. MANCUSO

LAKE SHORE BANCORP, INC.

Attest:

By:	/s/ Lori Danforth	By:	/s/ Rachel A. Foley
Name:	Lori Danforth	Name:	Rachel A. Foley
Title:	Assistant Corporate Secretary	Title:	Chief Financial Officer

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